UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 27, 2006

Bedford Property Investors, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-12222	68-0306514
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

270 Lafayette Circle, Lafayette, California 94549
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (925) 283-8910

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01  REGULATION FD DISCLOSURE.

As previously disclosed, Bedford Property Investors, Inc. (the “Company”) has entered into an Agreement and Plan of Merger with LBA Realty Fund II – WBP LLC (“Acquiror”) and LBA Realty Fund II – WBP I LLC (“Merger Sub”) dated as of February 10, 2006, pursuant to which Merger Sub will be merged with and into the Company and the Company will survive the merger as a wholly-owned subsidiary of Acquiror. Acquiror and Merger Sub are, respectively, direct and indirect subsidiaries of LBA Realty Fund II, L.P. (“LBA Fund II”). LBA Fund II is the most recent real estate fund formed by LBA Realty LLC (“LBA”). The merger is expected to close on May 5, 2006 subject to satisfaction or waiver of the conditions to closing set forth in the merger agreement.

LBA has informed us that it intends to take the following actions subsequent to the merger contemplated by the merger agreement:

The Company, as the surviving entity in the merger, will be merged into Acquiror, its parent. In connection with this second step merger each then outstanding share of 8.75% Series A Cumulative Redeemable Preferred Stock (the “Existing Series A Preferred Stock”) of the Company will be exchanged for one share of 8.75% Series A Cumulative Redeemable Preferred Stock (the “New Series A Preferred Stock”) of a new Maryland corporation to be formed by LBA Fund II (the “New REIT”), and each then outstanding share of 7.625% Series B Cumulative Redeemable Preferred Stock (the “Existing Series B Preferred Stock”) of the Company will be exchanged for one share of 7.625% Series B Cumulative Redeemable Preferred Stock (the “New Series B Preferred Stock”) of the New REIT. The New REIT will be a wholly-owned subsidiary of LBA Fund II, will be the majority interest holder in Acquiror and will elect to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended. The Articles Supplementary setting forth the terms of the New Series A Preferred Stock will be the same in all material respects to the Articles Supplementary setting forth the terms of the Existing Series A Preferred Stock. The Articles Supplementary setting forth the terms of the New Series B Preferred Stock will be the same in all material respects to the Articles Supplementary setting forth the terms of the Existing Series B Preferred Stock.

A diagram setting forth the expected initial structure of the new REIT following the second step merger described in the preceding paragraph has been provided to us by LBA and is attached hereto as Exhibit 99.01. LBA has informed us that the Articles of Incorporation, Bylaws, Articles Supplementary of the New Series A Preferred Stock and Articles Supplementary of the New Series B Preferred Stock are expected to be in substantially the form attached hereto as Exhibits 99.02, 99.03, 99.04 and 99.05, respectively. No assurance can be given, however, that the expected structure or these documents will not be modified from the exhibits attached hereto.

LBA has also informed us that holders of Existing Series A Preferred Shares and Existing Series B Preferred Shares with questions concerning the foregoing or who would like to receive information concerning LBA and the New REIT should contact Steve Layton of LBA at (949) 833-0400.

The foregoing information has been provided to us by LBA solely for the informational purposes of the holders of the Existing Series A Preferred Stock and the Existing Series B Preferred Stock and we make no representation as to the accuracy or completeness of such information. LBA has informed us that the foregoing information contains its current expectations with respect to the subject matter discussed herein and is subject to change at any time.

Note:  The information in this report (including the exhibits) is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. This report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)  Exhibits.

99.01       Structure Diagram.

99.02       Articles of Incorporation of LBA Realty Fund II – WBP, Inc. (“New REIT”).

99.03       Bylaws of LBA Realty Fund II – WBP, Inc.

99.04       Articles Supplementary of 8.75% Series A Cumulative Redeemable Preferred Stock of LBA Realty Fund II – WBP, Inc.

99.05       Articles Supplementary of 7.625% Series B Cumulative Redeemable Preferred Stock of LBA Realty Fund II – WBP, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEDFORD PROPERTY INVESTORS, INC.

Date: April 26, 2006	By:
/s/ Hanh Kihara
Hanh Kihara
Senior Vice President and Chief Financial Officer